UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TAX-FREE FIXED INCOME FUND IV FOR PUERTO RICO RESIDENTS, INC.

(Name of Registrant as Specified In Its Charter)

Ocean Capital LLC
William Heath Hawk

José R. Izquierdo II

Roxana Cruz-Rivera

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 18, 2023, Ocean Capital LLC (“Ocean Capital”) made updates to its campaign website, https://improveubsprfunds.com/. A copy of the updated material is filed herewith as Exhibit 1. A copy of each article linked on the website is filed herewith as Exhibit 2.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

To the Shareholders of Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (the “Fund”):

Ocean Capital and the other participants in its solicitation (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of BLUE proxy card to be used in connection with the solicitation of proxies from the shareholders of the Fund with respect to its upcoming 2021 annual meeting of shareholders. All shareholders of the Fund are advised to read the definitive proxy statement, any amendments or supplements thereto and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. Shareholders can obtain the definitive proxy statement and accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other relevant documents filed by the Participants with the SEC at no charge on the SEC’s website at http://www.sec.gov.

Exhibit 1

Exhibit 2

Media Coverage

Ocean demands Puerto Rico funds appoint activist directors | Insightia | September 15, 2023

Board membership, direction of Puerto Rico-based funds disputed | The Bond Buyer | June 30, 2022

Ocean Capital sues one of the closed-end mutual funds managed by UBS | El Nuevo Día | June 14, 2022

UBS Puerto Rico fund shareholder asks advisors for help in proxy fight | Financial Planning | November 9, 2021

Zero hour in the governance of several UBS funds | El Nuevo Día | October 27, 2021

Bid for control of two UBS funds | El Nuevo Día | August 31, 2021

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Ocean demands Puerto Rico funds appoint activist directors

15 September 2023

Categories: *Gain Board Representation, Return Cash to Shareholders*

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Ocean Capital is demanding that several Puerto Rico-based closed-end funds appoint activist-nominated directors elected in 2021 and 2022 after a court rejected legal appeals by the funds.

On September 8, the U.S. District Court for the District of Puerto Rico adopted a low court recommendation to dismiss securities claims asserted by the funds in their opposition to seating the activist candidates.

"Ocean Capital believes that the court's dismissal of the funds' claims disposes of all arguments that the issuer has raised against seating Ocean Capital's nominees as directors," Ocean stated in a series of regulatory filings, including those for Puerto Rico Residents Tax-Free Fund IV, Puerto Rico Residents Tax-Free Fund and Tax Free Fund for Puerto Rico Residents. "Ocean Capital and its nominees have thus renewed their demand that the Issuer seat the newly elected directors immediately," it added.

Ocean noted that the funds have already admitted in their own regulatory filings that the activist nominees were duly elected, and that they refused to seat the newly elected directors by citing the now-dismissed federal securities law claims.

Ocean Capital has been pushing for reforms at nine of the UBS-managed funds for over two years.

More Information On

William Heath Hawk (Ocean Capital LLC)

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Puerto Rico Residents Tax-Free Fund IV, Inc.

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Puerto Rico Residents Tax-Free Fund, Inc.

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Tax Free Fund for Puerto Rico Residents, Inc.

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Activism Timelines

14 Sep 2023

Ocean Capital urges several Puerto Rico-based closed-end funds to appoint activist-nominated directors, citing a court's dismissal of the funds' claims against seating these directors, and emphasizing that the funds have already admitted the activists' election as directors

01 Aug 2023

Ocean Capital submits a proposal to terminate the current advisory agreements with the Puerto Rico Residents Tax-Free Fund's investment co-advisors, citing under-performance and suggesting a new advisory agreement negotiation. The proposal is in accordance with Rule 14a-8 and meets ownership requirements, and Ocean Capital's managing member plans to present the resolution at the 2023 AGM, while also expressing willingness to discuss the proposal with the Fund's board of directors

28 Jul 2023

In a regulatory filing, Ocean Capital states that it strongly believes that the incumbent directors who lost their re-election should immediately cease all

director activities and facilitate an orderly transition

27 Jul 2023

Ocean Capital demands Tax Free Fund for Puerto Rico Residents, Inc to promptly hold its annual meetings and accuses the fund of entrenchment

05 Jul 2023

Ocean Capital's candidates – Ethan A. Danial and Mojdeh L. Khaghan who has been recently elected to the board, issue a letter to the board of directors of Puerto Rico Residents Tax-Free Fund to demand the reassessment of the company's investment advisory contract with UBS and the right to access the board materials and proper onboarding procedures

PUERTO RICO

Board membership, direction of Puerto Rico-based funds disputed

By Robert Slavin June 30, 2022, 1:14 p.m. EDT 3 Min Read

A year-long dispute over nine Puerto Rico-based investment funds that hold municipal securities has intensified over the past few weeks, raising issues of disclosure, investment fund shareholder voting, and Securities and Exchange Commission regulations.

Puerto Rico-based Ocean Capital said it is trying to gain control of several tax-free Puerto Rico-based income funds through fairly electing members to the funds' board of directors to pursue a different approach to managing them. But the current board members have refused to give up their seats, arguing that Ocean's intentions are to liquidate the funds.



Fotolia

UBS Asset Managers of Puerto Rico and Popular Asset Management advise or co-advise the nine funds, which have a total of $560 million under management.

Ocean Capital filed a suit in the Puerto Rico Court of the First Instance in San Juan to force the Puerto Rico Residents Tax-Free Fund I to seat members it says were properly elected to its board.

The Puerto Rico Residents Tax-Free Fund I asked the United States Court for the District of Puerto Rico to combine the case with an earlier one the funds had launched against Ocean Capital.

The nine funds, including Tax-Free Fixed Income Fund for Puerto Rico Residents (I -V), Puerto Rico Residents Tax-Free Fund (VI-VIII), and Tax Free Fund for Puerto Rico Residents, filed the earlier suit again Ocean Capital and related parties on Feb. 28 in federal court.

The funds said in the complaint that most local investors have a different material interest than the Ocean investors do, arguing Ocean would like to liquidate the funds. Ocean denies seeking to liquidate the funds in its court filing, though in letters to shareholders concerning PRRTFF number IV that liquidation was one possible strategy if it gained control.

Ocean Capital's three principals are beneficiaries of Act 22, the Act to Promote the Relocation of Individual Investors to Puerto Rico, the funds' court filing says. Individuals covered by it don't pay Puerto Rico income tax on, among other things, Puerto Rico-sourced income from capital gains, interest, and dividends.

Ocean Capital said it has been trying to replace the funds' board of directors to improve the funds' financial performance.

The funds asserted in its February court complaint that Ocean Capital wants to liquidate the funds.

Liquidating the funds might benefit an Act 22 beneficiary because of their tax exemptions, but not a long-time resident. Act 22 was enacted in 2012 and so if the principals did benefit from Act 22, they must have moved to the island since then.

Since November the PRRTFF number I has made multiple efforts to prevent Ocean from electing and seating members, including through preventing quorums for meeting votes, Ocean said.

In a May 17 vote, 52.2% of outstanding PRRTFF number I shares voted for Ocean-supported candidates, overcoming the quorum bar, Ocean said in a court filing, claiming their candidates got about 3.13 million votes each and the existing board members received about 906,000 votes each. The fund has refused to seat the new members. This fund has $53 million under management.

Ocean cites Puerto Rico law to request the new board members be seated immediately.

Ocean says the forms were adequate and have since been supplemented, and the funds are attempting to delay Ocean's supported people from gaining their rightful place on the board.

The funds also claimed in a separate complaint Ocean made false statements to shareholders in seeking their votes because they did not mention their plans to liquidate the funds or their status as Act 22 beneficiaries, the funds said.

Banco Popular declined to comment for this story. UBS did not respond to requests for comment.

Robert Slavin Caribbean Reporter, The Bond Buyer

PUERTO RICO COMMONWEALTH OF PUERTO RICO UBS INVESTMENT FUNDS SECURITIES LAW SEC REGULATIONS

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[Ocean Capital sues one of the closed-end mutual funds managed by UBS]

El Nuevo Día
By Joanisabel Gonzalez
June 14, 2022

The investment firm appeals to the court alleging that the Puerto Rico Residents Tax Free Fund refuses to recognize two directors elected by the shareholders

Ocean Capital, which owns 13% of the shares of the Puerto Rico Residents Tax Free Fund Inc. (PRITF I), requested an injunction and a declaratory judgment so that the directors proposed by the investment firm and who were elected by the shareholders be recognized as such and give way to the corporate reorganization of the closed mutual fund co-managed by UBS Financial Services of Puerto Rico.

In an appeal filed on June 6 in the Court of First Instance, Ocean Capital sought the help of that forum alleging that, for months, PRITF I has engaged in an "entrenchment" campaign to prevent Brent D. Rosenthal and José R. Izquierdo II were elected as directors of the fund, replacing Carlos Nido and Luis M. Pellot.

And despite such obstacles, according to Ocean Capital, Rosenthal and Izquierdo received the overwhelming support of the shareholders and when they had to take their positions, the investment company did not facilitate the departure of Nido and Pellot.

Ocean Capital turned to the courts after months of wrangling with UBS with the aim of transforming the governance of PRITF I, one of the closed-end mutual funds of the family of investment companies created by UBS Financial Services some two decades ago and co-managed with PopularSecurities.

A request for reaction to UBS regarding the appeal filed by Ocean Capital had not received a response at the time of publication of this news.

It is not the first time that Ocean Capital, owned by investor William Heath Hawk, has disputed with UBS funds alleging that the firm prevents the proper functioning of the funds. Last year, the firm also unsuccessfully tried to reform the governance of the Puerto Rico Tax Free Funds IV and V.

So, in that dispute, UBS charged Ocean Capital and First Southern with a strategy to liquidate such investment funds and obtain profits. It also alleged that Ocean Capital was established on the island encouraged by Law 22 of 2012, so as not to pay capital gains.

Since its creation, each fund has had its own board of directors, but often -especially during the collapse of the Puerto Rico bonds- the independence of the directors has been questioned, alleging that they were appointed by the investment house , something that UBS has rejected in multiple instances.

In turn, each fund raises capital by selling participations or shares to investors who are interested in obtaining returns on the assets that the fund invests mainly in securities from Puerto Rico and the United States. In total, PRITF I has some 7.9 million shares outstanding.

In documents circulated to the fund's shareholders, UBS assures that Ocean Capital's request to propose candidates for the PRITF I board of directors was made illegally and that it would make any exercise to that effect invalid.

According to Ocean Capital's lawsuit, PRITF I did not initially make available enough voting materials to discourage shareholder participation and thus prevent the quorum required to conduct business. The annual meeting was postponed three times, so the fund would not have held its shareholders' meeting within the applicable rules.

"Every time PRITF I suspended the annual meeting, it urged shareholders to vote against the director candidates nominated by Ocean Capital," reads the document examined by El Nuevo Día.

But when the voting process took place, it is alleged in the lawsuit, Rosenthal and Izquierdo obtained the favor of the shareholders and PRITF I would have recognized this. Of the total outstanding shares, 52.17% voted in the election process of the directors, Rosenthal and Izquierdo obtained 3,135,891 votes each, while Nido and Pellot would have received some 906,139 and 905,525 votes, respectively.

“Unable to use the lack of a quorum as an excuse to suspend the PRITF I Annual Meeting again, the PRITF I Annual Meeting deployed an even more egregious tactic: it refused to recognize the overwhelming majority of votes that had been cast in favor of the candidates nominated by Ocean Capital”, reads the document, in which it is alleged that it was not until May 2 when the balance of the vote was recognized.

According to the lawsuit filed by Ocean Capital, which belongs to , once PRITF I had acknowledged the balance of the vote in a report to shareholders, the fund managed by UBS and Popular asked Ocean Capital to reach a confidential agreement through an out-of-court negotiation process But the talks never materialized.

“After weeks of negotiations over a confidentiality agreement, normally a straightforward matter, and lengthy attempts to reach a negotiated resolution, it became clear to Ocean Capital that PRITF I had feigned an interest in reaching an out-of-court resolution simply to further delay the appointment of the Messrs. Rosenthal and Izquierdo as directors and deny the will of their shareholders”, indicates the lawsuit.

The election of Rosenthal and Izquierdo took place on March 17. Once, the calendar advanced until June 1, Ocean Capital canceled the signed confidentiality agreement and resorted to the judicial forum.

Apart from demanding that the court declare valid the voting process within PRITF I, Ocean Capital requested that directors Rosenthal and Izquierdo be appointed immediately and the payment of costs and fees.

--

REGULATION AND COMPLIANCE

UBS Puerto Rico fund shareholder asks advisors for help in proxy fight

By Tobias Salinger November 09, 2021, 9:12 a.m. EST 3 Min Read


UBS has resolved client Puerto Rico complaints representing 82% of total claimed damages of $3.4B
Outstanding, $600.0M
Settlements, arbitration or withdrawn, $2.8B
Source: 2020 annual report - UBS Group AG

With most client claims involving Puerto Rican bonds resolved after several billions of dollars worth of awards and settlements, a shareholder campaign targeting funds managed by UBS affiliates is seeking support from financial advisors.

UBS settled cases filed by three different regulators and an onslaught of claims in FINRA arbitration relating to Puerto Rican bonds and closed-end funds managed by its subsidiaries in Puerto Rico. The shareholder, Ocean Capital, is trying to gain control of the funds.

For the fourth straight time, including the latest attempt last month, the Puerto Rico Family of Funds postponed an annual meeting for a lack of quorum, according to W. Heath Hawk, one of the largest shareholders in two of the closed-end funds. The meeting would have included a proxy vote on Ocean Capital's bid to replace five board members. As Puerto Rico's fiscal restructuring

"The advisors need to reach out to them and let them know; shareholders have been beaten up for so long," Hawk said. "They need to be made aware that they've got an opportunity to vote and effectuate change that is long needed."

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In addition to no longer "paying directors six figures who don't even own one share," Hawk proposes to liquidate some of the 21 funds that no longer hold very many assets and reinstate share repurchases in others. In addition to leading Ocean Capital's shareholder action, Hawk is the CEO of First Southern, an Atlanta- and San Juan-based investment bank and brokerage with a specialty in fixed-income products from the secondary market.

Representatives for UBS declined to comment on Ocean Capital's campaign or Hawk's comments about the board members.

of the debt crisis and the Puerto Rico Oversight and Management Economic Stability Act of 2016, according to the firm's most recent annual report. Four U.S. insurers have also filed lawsuits seeking a combined $955 million in damages. Clients have filed an estimated 4,000 arbitration claims against UBS, Merrill Lynch, Santander Bank, Banco Popular and Oriental Bank, according to a May 2019 report by the Securities Litigation & Consulting Group.

UBS drew more claims than any other firm from clients who invested in the bonds and closed-end funds tied to them, including many who added additional leverage and concentration through margin loans. About 100 individuals or entities filed arbitration claims over the last roughly eight years through attorney Robert Pearce, he said in an interview. Nearly all of the cases ended in settlements, with clients receiving "favorable awards" in the only five cases to reach the hearing stage, according to Pearce.

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As whistleblowers have made clear in their own accounts, UBS paid high commissions and "a lot of incentives to the financial advisors to sell these products," Pearce said, noting his actions have largely targeted the firm rather than the brokers.

"There was a lot of pressure from management at the different firms to generate the revenues from these funds. There was a lot of information that was withheld from the financial advisors," he said. "There are some culpable financial advisors, but I would say the majority of them drank the Kool-Aid."

Hawk estimates that as many as 150 advisors had clients with shares in the funds at their peak. With the S&P Municipal Bond Index yielding a 10-year return of 3.96% and the S&P Municipal Bond Puerto Rico Index at 2.58% as of Nov. 8, each of the UBS funds are negative over the past

very few eligible shareholders have shown up virtually to cast a ballot, he noted. Ocean Capital, an investment vehicle formed in Puerto Rico, began buying shares a year ago and now owns at least 6% stakes in three funds.

“There's such voter apathy,” Hawk said. “Shareholders and advisors have an opportunity now for change.”

Tobias Salinger Chief Correspondent, Financial Planning

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Zero hour in the governance of several UBS funds

The brokerage house will hold the annual meeting of four of its funds pleading with local investors not to listen to activists led by Ocean Capital

Archive note: This content was published more than 30 days ago.


UBS

UBS is waging a battle against a coalition of investors led by Ocean Capital LLC, who are calling for a change in the boards of directors of several closed-end mutual funds.

After three postponements, the Family of Puerto Rico Funds managed by **UBS Financial Services of Puerto Rico (https://www.elnuevodia.com/topicos/ubs/)** will hold its annual meeting this Thursday with the expectation that shareholders will re-elect its governing body instead of the candidates suggested by the firm Ocean Capital LLC.

The meeting must be held this Thursday, October 28, when if there is no other postponement, investors in the Tax-Free Fixed Income I, III, IV and V funds must select a new board of directors.

A fifth UBS fund must also vote on its new board of directors, but next December.

The meeting of shareholders of funds I, III, IV and V will take place this Thursday, after last July, Ocean Capital created the Coalition of Concerned Investors of UBS Funds and asked the investment house for **a change in its governance (https://www.elnuevodia.com/negocios/banca-finanzas/notas/puja-por-el-control-de-dos-fondos-de-ubs/)** .

From the Coalition's perspective, for too long, shareholders of these instruments have received "extraordinarily poor" returns due to the lack of experience of their boards of directors and the lack of independence in the management of these instruments.

In a bid to bring about governance change, Ocean Capital has launched a campaign to promote its own candidates.

In the eyes of UBS, the activist firm intends to dismantle the exclusive instruments only for residents of Puerto Rico and the move would be part of a strategy by First Southern, a firm established on the island that facilitated the closing of other similar instruments and acquired the assets from Santander Securities. This, when said firm decided to abandon the local market after the collapse of Puerto Rico bonds.

First Southern has denied such allegations.

"Although the broader municipal bond market has risen more than 152% over the past two decades, the current boards of directors (UBS) have produced negative returns over the respective lives of the three Puerto Rico bond funds. "A dollar invested in one of the funds at the beginning of the fund is worth

essentially less today," reads an open letter from the Coalition to fund investors circulated on October 14 and as a prelude to this week's meeting.

According to Ocean Capital, while the firm owns 6% of the shares in the funds, the managers who make up the funds would not have the same commitment.

"While shareholders have suffered over the years, Vicente León, Carlos Nido, Luis M. Pellot, Carlos V. Ubiñas and José J. Villamil have collectively received millions of dollars in compensation and have been unable to purchase significant shares in the open market", reads the letter from Ocean Capital in which it criticizes that investors experienced a 30% reduction in their dividend for last September, by decision of the current directors.

According to Ocean Capital, in aggregate, the long stay of managers in these funds has translated into negative returns of up to 27% for investors.

Ocean Capital recommends shareholders vote for Roxana Cruz-Rivera, William Heath Hawk, José R. Izquierdo II and Brent D. Rosenthal to transform fund governance. For these directors, voting is done on a blue card.

In contrast, according to UBS, the management of the fund family's directors has benefited shareholders.

"The board of each fund unanimously recommends that shareholders vote on the white 'proxy' card 'for all' nominees to support the stability and continuity of the fund," UBS urges, for its part, urging that the current directors be chosen .

According to UBS, in a shareholder information available on the internet until last June, the funds showed a return of between 3.45% and 5.3%.

Judging by the signature statement, UBS is still processing the registration of these funds before the Securities and Exchange Commission, a transformation that was required of these and any other similar instrument developed in Puerto Rico by order of Congress.

“Under the direction of the current board, the fund continues to work tirelessly to maximize returns to shareholders, including pursuing registration with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940, which could contribute to an increase in liquidity and a reduced market discount in relation to the Net Asset Value (NAV), creating the path for more positive returns,” said UBS, which urges shareholders to vote for its directors, who have been renamed to another term, on the white card.

FOR SUBSCRIBERS

Bid for control of two UBS funds

The brokerage house alleges that Ocean Capital executives moved to the island to avoid paying taxes, while the investor accuses UBS of manipulating processes to prevent shareholder participation

Archive note: This content was published more than 30 days ago.


UBS

After two failed attempts, the annual meeting of UBS's Tax Free Income IV and V funds in Puerto Rico has been scheduled for September 10.

After lack of quorum on two occasions, the shareholders of two closed mutual funds managed by **UBS (https://www.elnuevodia.com/topicos/ubs/)** Wealth Management continue to wait for their annual meeting while witnessing a bid between the investment house and the firm Ocean Capital, an investor that advocates for a transformation of fund governance.

These are the Tax Free Fixed Income Fund IV and V, designed by UBS exclusively for residents of Puerto Rico. Both investment companies had to hold their annual meeting on July 29 to select a new board of directors. Due to the lack of a quorum, UBS called a second meeting on August 26, but the conclave also did not have enough participation.

The new shareholders meeting is scheduled for September 10.

Since last July, UBS and Ocean Capital have been locked in a battle for management control of the investment companies that are part of the UBS family of closed-end mutual funds. While UBS claims that its directors have represented investors well and that they should remain in office, Ocean Capital says it is time to reform closed-end mutual funds, whose returns do not pay contributions.

“We believe that shareholders cannot roll the dice on incumbents and expect the funds to perform significantly better without fundamental changes to the board of directors,” Ocean Capital said in a letter urging its counterparts to vote for the directors. on the blue card.

At present, the directors, whose positions are subject to re-election, are the economist Joaquín Villamil, the former president of the College of Certified Public Accountants (CCPA) and former director of Triple-S Inc., Vicente León and the main executive officer of UBS in Puerto Rico, Carlos V. Ubiñas.

“An activist investment fund recently acquired a position in the funds and at the last minute launched a proxy fight,” UBS said in a **communication (https://ubsprfunds.com/wp-content/uploads/2021/08/UBS-TFIF-4-5-Shareholder-FAQs-FINAL.pdf)** to shareholders in which it refutes Ocean Capital's arguments and which was released this week. Tuesday.

unique situation

The dispute between UBS and Ocean Capital comes as the Swiss-based investment house must complete the process of registering its funds with the

Securities and Exchange Commission (https://www.elnuevodia.com/topicos/sec/) (SEC) as a result of amendments to the federal Securities Act of 1940.

In short, after the collapse of the island's bonds and closed-end mutual funds - illiquid as there were no buyers - fell drastically in value, causing millions of dollars in losses to local savers, Congress required that the **investment (https://www.elnuevodia.com/topicos/congreso/)** companies Puerto Rico's investment were under **the supervision of the SEC (https://www.pressreader.com/puerto-rico/el-nuevo-dia1/20170913/281522226252049)** .

In part, closed-end mutual funds, which invest primarily in Puerto Rican assets, served as a channel for the government to sell billions of dollars in **bonds (https://www.elnuevodia.com/topicos/bonos-de-puerto-rico/)** that it subsequently did not pay as agreed.

Local mutual funds that would be subject to SEC supervision had until last May to comply with such procedures. Some of these funds, according to information obtained by this newspaper, received extensions of time to complete the regulatory requirement.

In the case of UBS funds, it was reported that they met the deadlines established for registration, according to the provisions of the federal Securities Act of 1940.

Managers for what?

Broadly speaking, investment companies or mutual funds must have governing groups that supervise and determine in which instruments shareholders' money can be invested. Investments, in turn, are usually determined by laws or regulations of both the jurisdiction where they are sold and the entity that manages them.

Among other things, the board of directors must ensure that fund managers comply with investment policies and keep transaction costs at bay to derive

the best return for shareholders.

To ensure such management, it is recommended that these firms have "independent" directors who can pass judgment on the fund managers and avoid possible conflicts or investments contrary to the risks allowed in the investment policy.

"We find it revealing that UBS has failed to gather a quorum for any of the annual meetings," reads a communication from Ocean Capital to its investor counterparts on August 26. "The incumbent directors have, once again, failed to muster the required shareholder support."

"The funds have acted contrary to their own regulations by refusing to accept our nominations on the grounds that a shareholder must be a bookholder in order to recommend candidates to the board of directors," the Ocean Capital letter added. "This is an anti-shareholder move employed by the funds' legal counsel, who has a reputation for advising his clients to reject apparently valid nominations claiming that they have failed to comply with corporate regulations."

Ocean Capital questioned why UBS insists on leaving people in office who had already resigned from such positions. That would be the case of Villamil, León and the businessman Carlos Nido.

"Recent evidence suggests that (fund) board members are more skilled and experienced in presiding over significant value destruction," Ocean Capital said.

Last July, a week before the annual meeting of shareholders of funds IV and V, Ocean Capital announced the formation of "a coalition" with a view to correcting the operation of the funds and the possibility of these instruments being liquidated.

For these purposes, Ocean Capital decided to nominate Roxana Cruz-Rivera, Tax Director for the firm RSM, as directors for both funds; fund manager and municipal bond expert William Heath Hawk; the former director of the Tourism Company, Jose R. Izquierdo II, and Brent D. Rosenthal, a public accountant, chairman of the boards of directors of comScore Inc. and RiceBran Technologies. In Rosenthal's case, he would only serve in Fund IV if he were elected.

UBS points to First Southern and Law 22

In contrast, UBS noted in its communication to shareholders that, amid the collapse of government bonds, funds IV and V managed to maintain yields of 5.3% and 2.8% respectively and distribute, since their creation in 2005, accumulated dividends of $8.92 and $8.32, respectively.

In its communication to shareholders, UBS described Ocean Capital as a bond fund that is dedicated to investing in these types of instruments when they are depressed and that is related to the investment firm First Southern LLC.

"First Southern and its affiliates have been involved in the liquidation of multiple Puerto Rico bond funds, including those of Santander," UBS said.

"Notably, key executives associated with both Ocean Capital and First Southern appear to have moved to Puerto Rico to avoid paying capital gains taxes under Puerto Rico Law 22 (https://www.elnuevodia.com/negocios/economia/notas/fuerte-oposicion-bipartita-a-derogar-las-leyes-20-y-22/) ," the investment house document adds.

In its communication, UBS assured that Ocean Capital has not provided any plan for how it would manage the funds if its directors are elected.

"Based on their prior statements and (Ocean Capital's) actions and First Southern's business, they and their nominees may attempt to liquidate the funds to generate short-term profits and/or take control of the management

of the funds to generate higher commissions," UBS argued, adding that this would be good for Ocean Capital, but detrimental to other shareholders.

"To the extent that the Puerto Rico bond market emerges from the Promesa (law) process, both the income and liquidity of funds are expected to improve," said UBS when urging shareholders to re-elect their directors. on the white ballot.

Clarification: *This article was updated to indicate that the deadline for local investment companies or mutual funds subject to SEC supervision to complete the registration process expired in May and not last June, as reported by inadvertent error. It was also updated to indicate that the UBS funds met the deadline required by the federal securities regulator.*